EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Sourcefire, Inc. 2007 Employee Stock Purchase Plan of our report dated January 30, 2007 (except with respect to the matter discussed in Note 14, as to which the date is February 22, 2007), with respect to the consolidated financial statements of Sourcefire, Inc. included in its Registration Statement (Form S-1, No. 333-138199), and related Prospectus dated March 8, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Baltimore, Maryland
January 3, 2008